UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 333-118092
                                                                      ----------

                          DEL MAR INCOME PARTNERS, LTD.
                         ------------------------------
             (Exact name of registrant as specified in its charter)


             222 Milwaukee Street, Suite 304, Denver, Colorado 80206
             -------------------------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                                     Common
                             ----------------------
            (Title of each class of securities covered by this Form)

                                     Common
                             ----------------------
                         (Titles of all other classes of
                         securities for which a duty to
                           file reports under section
                             13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)      [_]
         Rule 12g-4(a)(2)      [_]
         Rule 12h-3(b)(1)(i)   [X]
         Rule 12h-3(b)(1)(ii)  [_]
         Rule 15d-6            [_]

Approximate number of holders of record as of the certification or notice date:  26
             ----

Pursuant to the requirements of the Securities Exchange Act of 1934 Del Mar Income Partners, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 3, 2008                   By: /s/ Stephen D. Replin
                                             ---------------------
                                             Stephen D. Replin
                                             Chief Executive Officer